Exhibit 99.1

Contacts:
Tania Bernier (US)	Steve Liebmann or Susan Scott (UK)
813-754-4330 x223	Bankside Consultants
+44 20-7367-8888

UTEK CORPORATION REPORTS STRONG FINANCIAL RESULTS

FOR QUARTER AND YEAR ENDED DECEMBER 31, 2005

PLANT CITY, FL — (BUSINESS WIRE) — February 15, 2006 — UTEK Corporation (AMEX: UTK; LSE-AIM: UTKA) today announced financial results for the three months and fiscal year ended December 31, 2005.

Year Ended 2005 Financial Results

For the year ended December 31, 2005, income from operations (revenue) was $22,743,823 as compared to $7,188,615 for the year ended December 31, 2004. Net income from operations for the year ended December 31, 2005 was $5,887,830, as compared to $942,722 for the year ended December 31, 2004. Approximately 85% and 84% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the years ended December 31, 2005 and 2004, respectively.

The net increase in net assets from operations (including net income from operations and realized and unrealized gains and losses on investments) was $2,095,675 or $0.29 per weighted average diluted share outstanding for the year ended December 31, 2005, as compared to $2,260,084, or $0.37 per weighted average diluted share outstanding for the year ended December 31, 2004.

The value of the Company’s investment portfolio was $38,752,926 at December 31, 2005, as compared to $19,496,867 at December 31, 2004, an increase of 99%. Net asset value per common share outstanding increased to $5.58 at December 31, 2005, from $3.85 at December 31, 2004, an increase of 45%.

The Company ended the year with cash and cash equivalents of $5,275,626, total assets of $49,005,960 and net assets of $44,441,118. Investments included U.S. Treasuries and Certificates of Deposit of $11,601,357 at December 31, 2005. The Company had no long-term debt outstanding at December 31, 2005.

Weighted average diluted shares outstanding were 7,325,312 and 6,098,537 for the years ended December 31, 2005 and 2004, respectively.

Fourth Quarter 2005 Financial Results

For the fourth quarter of 2005, income from operations (revenue) and net income from operations were $7,214,114 and $1,951,555, respectively, as compared to $2,812,443 and $406,022, respectively, for the fourth quarter of the prior year. Approximately 84% and 87% of our income from operations (revenue) was received in the form of unregistered shares of common stock for the quarter ended December 31, 2005 and 2004, respectively.

The net increase in net assets from operations (including net income from operations plus realized and unrealized gains and losses on investments) for the fourth quarter of 2005 was $135,625, or $0.02 per weighted average diluted share outstanding as compared to the net increase in net assets from operations of $1,809,927 or $0.30 per weighted average diluted share outstanding for the fourth quarter of 2004.

Weighted average diluted shares outstanding were 8,008,550 and 6,145,144 for the quarters ended December 31, 2005 and 2004, respectively.

Overview

UTEK Corporation achieved significant growth during 2005 in its technology transfer business. Fourteen (14) technology transfers were completed with average revenues and costs per transaction of $1.3 million and $329,000, respectively, as compared to eleven (11) technology transfers completed in 2004 with average revenues and costs per transaction of $466,000 and $105,000, respectively.

The Company enhanced and expanded its technology transfer related services and products through two complementary acquisitions during 2005; INTRA-DMS, Ltd., an intellectual property software provider based in Israel, and Knowledge Express Data Systems, a comprehensive intellectual property website subscription service located in King of Prussia, Pennsylvania.

UTEK reinforced its European presence in 2005 by listing its common stock for trading on the AIM Market of the London Stock Exchange.

In an effort to meet its current and near-term potential growth, the Company announced that it acquired a real estate company in Tampa, and that a portion of the acquired property will be used for the expansion and relocation of its corporate headquarters.

Clifford M. Gross, Ph.D., UTEK’s Chairman and CEO stated, “Looking at 2006 and beyond, we are enthusiastic about our potential for continued growth. Although there is much more that needs to be done, we believe that our unique model for consummating market-driven technology-transfers, combined with our dedicated team, positions us well for the future.”

Recent Developments

Subsequent to December 31, 2005, we completed three technology transfer transactions; one to Fuel FX International, Inc. for 100,000 unregistered shares of Series B Preferred Stock, one to Broadcast International, Inc. for 944,360 unregistered common shares and one to Websky, Inc. for 33,250,000 unregistered common shares.

The shares acquired by us in the aforementioned transactions were acquired in tax-free stock-for-stock exchanges and are restricted and may only be resold by us pursuant to the requirements of the Securities Act of 1933. The value of the shares received will be determined based upon valuations in accordance with our valuation policy as of the closing date of each transaction.

On February 8, 2006, the Company consummated a financing which raised approximately $10 million (before expenses) from the sale of 816,330 shares of common stock. Piper Jaffray & Co. acted as sole manager for the offering. We intend to use the net proceeds primarily to accelerate the growth of our technology transfer business in 2006.

Financial Position Information

The following tables contain comparative selected financial data as of December 31, 2005 and December 31, 2004 and for the three and twelve-month periods ended December 31, 2005 and 2004:

	Year Ended December 31,		Percentage Increase
	2005	2004
Total investments at value	$38,752,926	$19,496,867	99%
Total assets	$49,005,960	$25,879,644	89%
Total net assets	$44,441,118	$23,092,943	92%
Common shares outstanding	7,961,505	6,003,163	33%
Net asset value per share	$5.58	$3.85	45%

Operating Information

	Year Ended December 31,		Three Months Ended December 31,
	2005	2004	2005	2004
Income from operations:
Sale of technology rights	$18,131,941	$5,130,614	$5,665,640	$2,198,365
Consulting and other services	4,178,504	1,980,944	1,433,359	585,898
Investment income, net	433,378	77,057	115,115	28,180

	22,743,823	7,188,615	7,214,114	2,812,443
Expenses:
Acquisition of technology rights	4,599,570	1,151,152	1,228,308	531,152
Salaries and wages	2,675,317	1,080,196	843,411	340,502
Professional fees	774,434	559,435	226,528	192,007
Sales and marketing	2,563,430	1,137,902	895,833	385,607
General and administrative	2,679,015	1,730,408	879,144	667,470

	13,291,766	5,659,093	4,073,224	2,116,738

Income before income taxes	9,452,057	1,529,522	3,140,890	695,705
Provision for income taxes	3,564,227	586,800	1,189,335	289,683

Net income from operations	5,887,830	942,722	1,951,555	406,022
Net realized and unrealized gains (losses):
Net realized gains (losses) on investments, net of income tax (benefit) of $349,014 and $(2,086,923) for the three and twelve months ended December 31, 2005, respectively, and $106,440 and $938,534 for the three and twelve months ended December 31, 2004, respectively	(3,458,979)	1,555,576	578,475	176,419
Change in unrealized appreciation (depreciation) of non-controlled affiliate investments, net of deferred income tax (benefit) of $(1,444,619) and $(201,008) for the three and twelve months ended December 31, 2005, respectively, and $740,588 and $(143,723) for the three and twelve months ended December 31, 2004, respectively	(333,176)	(238,214)	(2,394,405)	1,227,486

Net increase (decrease) in net assets from operations	$2,095,675	$2,260,084	$135,625	$1,809,927

Conference Call at 10:00 a.m. EST on Wednesday, February 15, 2006

UTEK will hold a live conference call on at 10:00 a.m. EST discuss its fourth quarter and full year 2005 results. All interested parties are invited to attend the conference call.

Conference call dial-in numbers:

•	US and Canada: 888-889-2497

•	UK: 0800-032-3836

•	Other international: 973-582-2710

•	Conference call ID: #703 3246

About UTEK Corporation

UTEK® is a leading, market-driven technology transfer company that enables companies to rapidly acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and then finances the acquisition and transfer of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition to its U2B® service, UTEK offers both large and small capitalization companies the tools to search, analyze and manage university intellectual properties. UTEK has operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s future plans, objectives or goals are also forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK and market valuations of its stock, which could cause actual results to differ materially from those currently anticipated. Although UTEK believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, UTEK can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and UTEK undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of a limited number of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. Net increases or decreases in net assets resulting from operations can vary substantially from year to year primarily due to the changes in unrealized depreciation or appreciation and the recognition of realized gains and losses, which vary from quarter to quarter. As a result, quarterly and yearly comparisons of net increases in net assets resulting from operations may not be meaningful.

As a result of all of these factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

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